As filed with the Securities and Exchange Commission on December 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

form s-1

registration statement

UNDER

THE SECURITIES ACT OF 1933

NexGel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	26-4042544
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2150 Cabot Blvd West,
Suite B
Langhorne, PA 19047
(215) 702-8550 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Levy
NexGel, Inc.
President and Chief Executive Officer
2150 Cabot Blvd West
Suite B
Langhorne, PA 19047
(215) 702-8550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
Jeffrey M. Quick, Esq.	Sarah E. Williams, Esq.
Quick Law Group, P.C.	Matthew Bernstein, Esq.
1035 Pearl Street, Suite 403	Ellenoff Grossman & Schole LLP
Boulder, CO 80302	1345 Avenue of the Americas
(720) 259-3393	New York, NY 10105
(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-260897

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.     ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Units, consisting of:	$135,125	$12.53
Shares of common stock, par value $0.001 per share(4)	—	—
Warrants to purchase shares of common stock(5)	—	—
Common stock issuable upon exercise of warrants(6)	$135,125	$12.53
Underwriter’s warrants(4)	—	—
Common stock issuable upon exercise of underwriter’s warrants(7)	$9,121.50	$0.85
Total	$279,371.50	$25.91

(1)	Represents only the additional aggregate offering price of the shares of common stock and warrants being registered, and includes the additional aggregate offering price of the additional shares of common stock and warrants that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (Registration No. 333-260897).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $16,215,000 on the Registration Statement on Form S-1, as amended (Registration No. 333-260897), which was declared effective by the Securities and Exchange Commission on December 21, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $135,125 are hereby registered.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of shares of common stock as may become issuable after the date hereof, as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(4)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(6)	Represents the aggregate exercise price of the shares issuable upon exercise of the warrants in accordance with Rule 457(g).

(7)	Represents warrants issuable Maxim Group LLC, or its designees (the “representative warrants”) to purchase a number of shares of common stock equal to 6% of the number of shares of common stock included in the units being offered (including shares of common stock that the underwriters have the right to purchase to cover overallotments) at an exercise price equal to 112.5% of the public offering price per unit. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of the representative warrants of $9,121.5, or 112.5% of $8,108 (6% of $135,125). Assumes the full exercise of the underwriter’s over-allotment option.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

NexGel, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (Registration No. 333-260897) (the “Prior Registration Statement”), which the Commission declared effective on December 21, 2021.

The Registrant is filing this Registration Statement for the sole purpose of registering $135,125 additional units, each consisting of one share of its common stock, $0.0001 par value per share, and one warrant to purchase one share of common stock of the Company, including $20,268 units that may be purchased by the underwriters to cover over-allotments, if any. The additional shares and warrants that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

5.1*	Opinion of Quick Law Group PC.

23.1*	Consent of Turner, Stone & Company, L.L.P.

23.2*	Consent of Quick Law Group PC (included in Exhibit 5.1).

24.1	Powers of Attorney (incorporated by reference to page II-8 of the Registration Statement on Form S-1 (Registration No. 333-260897) filed on November 9, 2021)

  * Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langhorne, State of Pennsylvania on December 21, 2021.

NEXGEL, INC.

By:	/s/ Adam Levy
Adam Levy
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Adam Levy	December 21, 2021	Chief Executive Officer and President (Principal Executive Officer)
Adam Levy

/s/ Adam E. Drapczuk III	December 21, 2021	Chief Financial Officer (Principal Accounting Officer)
Adam E. Drapczuk III

/s/ *	December 21, 2021	Director
David Stefansky

/s/ *	December 21, 2021	Director
Nachum Stein

/s/ *	December 21, 2021	Director
Jerome B. Zeldis

/s/ *	December 21, 2021	Director
Steven Glassman

/s/ *	December 21, 2021	Director
Yaakov Spinrad

/s/ *	December 21, 2021	Director
Miranda J. Toledano

*By	/s/ Adam Levy
Daniel Jones Attorney-in-fact